EX-99.B12.(E)



                         THE TOCQUEVILLE GOVERNMENT FUND
                      AUDITED FINANCIAL STATEMENTS FOR THE
                          PERIOD ENDED OCTOBER 31, 1995

                        THE TOCQUEVILLE GOVERNMENT FUND


--------------------------------------------------------------------------------
DEAR FELLOW SHAREHOLDERS:

  In this, our first annual report to shareholders, we would like to take this opportunity to reiterate our investment philosophy for the Tocqueville Govern-ment Fund. As a firm, Tocqueville Asset Management, the advisor to all of the equity funds of the Tocqueville Trust, as well as the Tocqueville Government Fund, places a premium on capital preservation. Over the long term, we believe that capital preservation and enhancement can best be achieved by investing primarily in equities. For a wide variety of reasons, however, we recognize the need of our clients to have a fixed income option. The Tocqueville Government Fund was created to fill that need.

  The Tocqueville Government Fund is not a typical fixed income fund. Despite the explosive proliferation of sophisticated fixed income investment vehicles, including convertibles, straddles, derivatives, leveraged long and short sales, LYONS, TIGRS, CATS, etc., the Tocqueville Government Fund has a simple, basic portfolio strategy: Invest only in securities of the U.S. Government or its agencies, and only in short to intermediate term maturities, without employing leverage, derivatives, or options. We recognize that these new highly complex and risky investment vehicles have their place and serve a purpose in the in-vestment universe. They do not, however, have a place or serve a purpose in the Tocqueville Government Fund. Our Fund's purpose is to preserve capital while generating an acceptable current return and to seek modest capital appreciation by extending maturities from the short to intermediate term when conditions warrant.

  Historical empirical data support our view that from the perspective of prin-cipal risk, investors are inadequately compensated over long periods of time for owning long term bonds. For example, at this writing a five year Treasury note yields approximately 90% of the yield of a thirty year bond. Yet, the cap-ital risk exposure of a five year note is only one-third of the long maturity. Our objective is income and capital preservation, and with this as our objec-tive we see no need to assume the added risk of long term bonds.

  Ours is a plain vanilla approach in a Baskin Robbins world of fixed income funds. But we believe our clients are best served by the conservative, risk averse approach that we have taken. While we never expect the Tocqueville Gov-ernment Fund to make the list of top performing fixed income funds in any given year, we are quite sure we will not appear on the worst performing list. And over the long haul we expect the Fund to attain its goals, while many of the high return/high risk funds favored by others will not.

  Since beginning operations on September 5, 1995, the Tocqueville Government Fund Class A shares generated an annualized return during its first 56 days of 6.26%. Initially we were fully invested at a fairly neutral duration of approx-imately five years during a powerful continuation of the rally in bonds that persisted throughout 1995. (Our neutral duration is five to seven years, our cautious duration is one to three years, and our bullish duration is nine to twelve years.) More recently, we have adopted an even more conservative posture as current yield levels contain much less attraction. The negative returns posted by all bonds in 1994 keep us mindful that principal

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exposure must be evaluated in the context of total return. Despite a substan-
tive percentage of economists who are confident of a continuation of the rally to perhaps a 5% long term Treasury bond, we are just as comfortable with the case for bonds at 7% or higher.

OUTLOOK

  Inflation remains low at around 3% and the outlook is benign. Still inflation has been approximately at these levels for the past five years and the margin for further substantial gains are slim in our view. Meanwhile, with a very flat yield curve, the incentive to extend maturities is minimal. For both of these reasons, even the intermediate term fixed income markets harbor more risk than is acceptable. Consequently, for the foreseeable future, we intend to remain in short term securities.

  For 1996 we expect a subdued, yet mildly growing, economy with inflation within the bounds of acceptable tolerance. Our major trading partners, Europe and Japan, should continue their economic travails, providing little stimulus for export growth. Because of our relative ability to respond and adapt, the U.S. is emerging as the premier low cost producer in the industrial world with respect to labor costs, taxes, and reduced socialization. The key question re-garding the Federal Reserve is not whether they will lower rates, but rather when and by how much. Equally as important is the question of what rate struc-ture is priced into the market; for the discontinuing function of the market is the perception of the future. A two year Treasury yield of 5.35% implies a Fed Funds average of 4 5/8% over the next two years, assuming a 75 basis point pre-mium to Fed Funds which is the historical norm. In fact, the Fed Funds rate has just been lowered to 5 1/4%.

  With so much further rate reduction already built into the market, the margin for disappointment exceeds the potential reward. There remain substantial prob-lems, such as chronic deficits, a persistent current account deficit in trade balance, global surplus of dollars, potential negative political developments, such as probable casualties in Bosnia, and more. While we expect a continuation of moderately positive news, we do not expect an attendant appreciation of prices. It is reasonable to expect our duration to be cautious to neutral at this interest rate structure. If more value should present itself in the form of higher interest rates, our posture would be re-evaluated.

Robert W. Kleinschmidt
Christopher P. Culp
Portfolio Managers
--------------------------------------------------------------------------------

  This report is not authorized for distribution to prospective investors un-less preceded or accompanied by a currently effective prospectus of The Tocqueville Trust.

                        THE TOCQUEVILLE GOVERNMENT FUND

                         SELECTED FINANCIAL INFORMATION

                Period from August 14, 1995 to October 31, 1995

PER SHARE OPERATING PERFORMANCE
(FOR A SHARE OUTSTANDING THROUGHOUT THE    CLASS A
PERIOD)                                    -------
Net asset value, beginning of period...... $10.00
                                           ------
Income from investment operations:
Net investment income.....................   0.05(a)
Net realized and unrealized gain .........   0.05
                                           ------
Total from investment operations..........   0.10
                                           ------
Less distributions
Dividends from net investment income......  (0.05)
Distributions from net realized gains.....    --
                                           ------
Total distributions.......................  (0.05)
                                           ------
Change in net asset value for the period..   0.05
                                           ------
Net asset value, end of period............ $10.05
                                           ------
Total Return(b)...........................   6.26%*
Ratios/supplemental data
Net assets, end of period (000)........... $6,506
Ratio to average net assets of:
 Expenses.................................   2.74%*(a)
 Net investment income....................   3.08%*(a)
Portfolio turnover rate...................   0.00%

                                           CLASS B
                                           -------
Net asset value, beginning of period...... $ 9.97
                                           ------
Income from investment operations:
Net investment income.....................   0.04
Net realized and unrealized gain .........   0.08
                                           ------
Total from investment operations..........   0.12
Less distributions
Dividends from net investment income......  (0.04)
Distribution from net realized gains......    --
                                           ------
Total distributions.......................  (0.04)
                                           ------
Net asset value, end of period............ $10.05
                                           ------
Total Return(c)...........................   8.42%*
Ratios/supplemental data
Net assets, end of period.................    201
Ratio to average net assets of:
 Expenses.................................    --
 Net investment income....................    --

--------
(a)Net of fees waived amounting to 0.77% of average net assets for the period ended October 31, 1995.
(b)Does not include maximum sales load of 4%.
(c)Does not include contingent deferred sales charge.
 * Annualized.

                        THE TOCQUEVILLE GOVERNMENT FUND

                       INVESTMENTS AS OF OCTOBER 31, 1995

--------------------------------------------------------------------------------

                                                                     % OF
                                                           MARKET    NET
                                              PAR VALUE    VALUE    ASSETS
                                              ---------- ---------- ------
MORTGAGE RELATED - 34.70%
Federal Home Loan Mortgage Corp.
 6.98%,  9/07/2000                            $  750,000 $  751,172 11.55%
 6.98%,  9/13/2000                               750,000    757,561 11.64%
 6.38%, 10/24/2000                               750,000    749,086 11.51%
                                                         ----------
                                                          2,257,819
                                                         ----------
U.S. TREASURY NOTES - 61.33%
 5.50%,  4/15/2000                             1,000,000    990,625 15.23%
 5.875%, 6/30/2000                             1,000,000  1,002,811 15.42%
 5.75%, 10/31/2000                             2,000,000  1,996,250 30.68%
                                                         ----------
                                                          3,989,686
                                                         ----------
SHORT-TERM INVESTMENTS - 1.13%
 U.S. T-Bill, 5.285%, 3/21/96                     75,000     73,440  1.13%
                                                         ----------
TOTAL INVESTMENTS (COST $6,293,165) - 97.16%              6,320,945
OTHER ASSETS & LIABILITIES, NET - 2.84%                     184,767
                                                         ----------
TOTAL NET ASSETS - 100.00%                               $6,505,712
                                                         ----------

See Notes to Financial Statements.

                        THE TOCQUEVILLE GOVERNMENT FUND

                      STATEMENT OF ASSETS AND LIABILITIES

                                October 31, 1995
--------------------------------------------------------------------------------

ASSETS
Investments, at value (identified cost $6,293,165)                 $6,320,945
Cash                                                                    3,646
Receivable for Fund shares sold                                       160,449
Interest receivable                                                    38,600
Deferred organization expense                                          22,110
Other assets                                                            4,861
                                                                   ----------
                                                                    6,550,611
                                                                   ----------
LIABILITIES
Accrued investment adviser's fee                                           --
Accrued distribution fee                                                   --
Accrued expenses                                                       17,334
Payable for deferred organization expenses                             27,565
                                                                   ----------
                                                                       44,899
                                                                   ----------
NET ASSETS                                                         $6,505,712
                                                                   ----------
At October 31, 1995 net assets consisted of:
Capital paid in                                                    $6,478,762
Accumulated net realized loss                                            (830)
Net unrealized appreciation                                            27,780
                                                                   ----------
                                                                   $6,505,712
                                                                   ----------
CLASS A
NET ASSET VALUE PER SHARE ($6,505,510/647,150 shares outstanding)  $    10.05
                                                                   ----------
Maximum offering price ($10.05/96%)                                    $10.47
                                                                   ----------
CLASS B
NET ASSET VALUE PER SHARE AND MAXIMUM OFFERING PRICE ($202/20
 shares outstanding)                                                   $10.05
                                                                       ------

See Notes to Financial Statements.

                        THE TOCQUEVILLE GOVERNMENT FUND

                            STATEMENT OF OPERATIONS

                Period from August 14, 1995 to October 31, 1995
--------------------------------------------------------------------------------

INVESTMENT INCOME
Interest                                                       $40,073
                                                               -------
EXPENSES
Investment adviser's fee (Note 2)                                3,453
Custodian and fund accounting                                    8,400
Transfer agent and shareholder services                          4,760
Audit                                                            2,240
Legal                                                            1,400
Distribution (Note 4)
 Class A                                                         1,727
 Class B                                                           --
Administration fee (Note 4)                                        928
Registration                                                       672
Trustees' fee                                                      280
Other                                                            1,176
                                                               -------
 Total expenses                                                 25,036
Less: fees waived (Notes 2 and 4)                               (6,108)
                                                               -------
  NET EXPENSES                                                  18,928
                                                               -------
   NET INVESTMENT INCOME                                        21,145
                                                               -------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
  Net realized (loss) on investments                              (830)
  Net unrealized appreciation of investments during the period  27,780
                                                               -------
  Net gain on investments                                       26,950
                                                               -------
Net increase in net assets resulting from operations           $48,095
                                                               -------

See Notes to Financial Statements.

                        THE TOCQUEVILLE GOVERNMENT FUND

                       STATEMENT OF CHANGES IN NET ASSETS

                Period from August 14, 1995 to October 31, 1995
--------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS
Operations
 Net investment income                                     $   21,145
 Net realized loss                                               (830)
 Net unrealized appreciation                                   27,780
                                                           ----------
  Net increase resulting from operations                       48,095
Distributions to shareholders from net investment income:
 Class A                                                      (21,144)
 Class B                                                           (1)
Fund share transactions (Note 3)
 Class A                                                    6,478,561
 Class B                                                          201
                                                           ----------
  Net increase in net assets                                6,505,712
NET ASSETS
 Beginning of period                                               --
                                                           ----------
 End of period                                             $6,505,712
                                                           ----------

See Notes to Financial Statements.

                        THE TOCQUEVILLE GOVERNMENT FUND

                         NOTES TO FINANCIAL STATEMENTS

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NOTE 1

  The Tocqueville Trust (the "Trust") was organized as a Massachusetts business trust registered under the Investment Company Act of 1940 as amended, as a di-versified, open-end management investment company. The Trust consists of five separate Funds: The Tocqueville Fund, The Tocqueville Asia-Pacific Fund, The Tocqueville Small Cap Value Fund, The Tocqueville Europe Fund and the Tocqueville Government Fund (the "Funds"). The following is a summary of sig-nificant accounting principles followed by the Trust in the preparation of its financial statements.

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SECURITY VALUATION

  Investments in securities, including foreign securities, traded on an ex-change or quoted on the over-the-counter market are valued at the last sale price or, if no sale occurred during the day, at the mean between closing bid and asked prices, as last reported by a pricing service approved by the Trust-ees. When market quotations are not readily available, or when restricted secu-rities or other assets are being valued, such assets are valued at fair value as determined in good faith by or under procedures established by the Trustees. Short-term investments are stated at cost which, together with accrued inter-est, approximates market value.

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FEDERAL INCOME TAX

  It is the Trust's policy to comply with the provisions of the Internal Reve-nue Code ("Code") applicable to regulated investment companies and to distrib-ute all of its taxable income to its shareholders. It is also the Trust's in-tention to distribute amounts sufficient to avoid imposition of any excise tax under Section 4982 of the Code. Therefore, no federal income or excise tax pro-vision is required.

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DEFERRED ORGANIZATION EXPENSES

  Expenses incurred in connection with the organization of The Tocqueville Gov-ernment Fund (the "Fund") are being amortized on a straight-line basis over a five-year period from the Fund's commencement of operations. In the event any initial shares of The Tocqueville Government Fund are redeemed during the amor-tization period, the proceeds of redemption will be reduced by the pro-rata portion of any unamortized organization expenses in the same proportion as the number of shares redeemed bears to the number of initial shares held at the time of redemption.

--------------------------------------------------------------------------------
OTHER

  Security transactions are accounted for on the trade date, the date the order to buy or sell is executed. Interest income is recognized on the accrual basis and market discount is accounted for using the effective interest method. The Trust uses the first-in, first-out method for determining realized gain or loss on investments sold for both financial reporting and federal tax purposes. Dis-tributions to shareholders are recorded on the ex-dividend date. Expenses in-curred by the Trust not specifically identified to a Fund are allocated on a basis relative to the size of each Fund's daily net asset value.

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NOTE 2

  Tocqueville Asset Management L.P. ("Tocqueville"), is the investment adviser to the Trust under an Investment Advisory Agreement approved by shareholders on February 26, 1990. For its services, Tocqueville receives a fee from The Tocqueville Government Fund, payable monthly, at an annual rate of .50% of the first $500 million of the Fund's average daily net assets, .40% of the next $500 million of average daily net assets, and .30% of average daily net assets in excess of $1 billion.

  Certain states in which shares of the Trust are qualified for sale impose limitations on the expenses of the Trust. The Advisory Agreement provides that if, in any fiscal year, the total expenses of the Trust (excluding taxes, in-terest, extraordinary expenses and the distribution fee but including the Ad-viser's fee) exceed the expense limitation applicable to the Trust imposed by the securities regulations of any state in which it is registered to sell shares, Tocqueville will pay or reimburse the Trust for that excess up to the amount of its fee. The most re-strictive limitation currently applicable (excluding the items described above) limits a fund to 2.5% of the Trust's first $30,000,000 of average daily net as-sets, 2% of the next $70,000,000, and 1.5% of the Trust's average daily net as-sets over $100,000,000. For the period August 14, 1995 to October 31, 1995, the Adviser has waived its advisory fee of $3,453 due to the expense limitation re-ferred to above. In addition, the Adviser has agreed to waive its fee until the Fund's average daily net assets exceed $10 million.

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NOTE 3

  The Fund offers two classes of shares: Class A and Class B shares. Shares of each class are identical except for the initial sales load on Class A shares, a contingent deferred sales charge on Class B shares, distribution fees and vot-ing rights on matters effecting a single class. At October 31, 1995, there were an unlimited number of shares of beneficial interest authorized ($0.01 par val-ue). Transactions in the Fund's shares for the period from August 14, 1995 to October 31, 1995 were as follows:

                                                       CLASS A
                                                  ------------------
                                                  SHARES    AMOUNT
                                                  ------- ----------
      Shares sold                                 645,088 $6,457,874
      Shares issued on reinvestment of dividends    2,062     20,687
      Shares redeemed                                  --         --
                                                  ------- ----------
      Net increase                                647,150 $6,478,561
                                                  ------- ----------
                                                       CLASS B
                                                  ------------------
                                                  SHARES    AMOUNT
                                                  ------- ----------
      Shares sold                                      20 $      200
      Shares issued on reinvestment of dividends       --          1
      Shares redeemed                                  --         --
                                                  ------- ----------
      Net increase                                     20 $      201
                                                  ------- ----------

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                                       9

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NOTE 4

  Tocqueville Securities L.P. (the "Distributor") acts as a distributor for shares of the Fund and purchases shares of the Fund at net asset value to fill orders as received from investment dealers. For the period ended October 31, 1995, the Distributor received no net commissions from the sale of the Fund's shares.

  The Fund has adopted distribution plans related to the sale of Class A and Class B shares pursuant to which the Fund may incur distribution expenses in amounts not to exceed 0.25% and 0.75% per annum of the average daily net assets of Class A and Class B shares, respectively. Such expenses may include, but are not limited to, advertising, printing, and distribution of sales literature, prospectuses and other materials, and payments to dealers and shareholders ser-vicing agents including the Distributor. Under the distribution plans, the Dis-tributor is permitted to carry forward expenses not reimbursed by the distribu-tion fees to subsequent fiscal years for submission to the Fund for payment, subject to the continuation of the Plan. For the period ended October 31, 1995, the Distributor has waived distribution fees of $1,727 and 0, respectively for Class A and Class B shares. The Distributor has informed the Trust that, as of October 31, 1995, there were $8,110 in unreimbursed expenses for the Fund.

  Class B shares which are redeemed within six years of purchase are subject to a contingent deferred sales charge at rates ranging from 5% to 0%, charged as a percentage of the dollar amount subject thereto. There were no contingent de-ferred sales charges paid to the Distributor for the period ended October 31, 1995.

  Commissions earned by the Distributor for services rendered as a registered broker-dealer in securities transactions for the Fund for the period ended Oc-tober 31, 1995 were $7,912.

  Pursuant to an Administrative Services Agreement, effective September 15, 1995, the Fund pays to the Distributor a fee computed and paid monthly at an annual rate of 0.15% of the average daily net assets of the Fund. During the period ended October 31, 1995, the Distributor waived administration fees of $928.

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NOTE 5

  Purchases and sales of investment securities (excluding short-term instru-ments) for the period ended October 31, 1995 were as follows:

                     THE
                 TOCQUEVILLE
                 GOVERNMENT
                     FUND
                 -----------
      PURCHASES  $6,219,211
                 ----------
      SALES              --
                 ----------

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NOTE 6

  Unrealized appreciation at October 31, 1995 based on cost of securities for Federal tax purposes is as follows:

                                         THE
                                     TOCQUEVILLE
                                     GOVERNMENT
                                         FUND
                                     -----------
      Gross unrealized appreciation  $   27,789
      Gross unrealized depreciation          (9)
                                     ----------
      Net unrealized appreciation    $   27,780
                                     ----------
      Cost of investments            $6,293,165
                                     ----------

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                                       11

                        THE TOCQUEVILLE GOVERNMENT FUND


--------------------------------------------------------------------------------

INDEPENDENT AUDITOR'S REPORT

To the Board of Trustees and Shareholders
 The Tocqueville Government Fund

We have audited the accompanying statement of assets and liabilities, including the investment portfolio, of The Tocqueville Government Fund, a series of The Tocqueville Trust, as of October 31, 1995, and the related statement of opera-tions, changes in net assets, and the selected financial information for the period August 14, 1995 to October 31, 1995. These financial statements and se-lected financial information are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and selected financial information based on our audit.

We conducted our audit in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and selected finan-cial information are free of material misstatement. An audit includes examin-ing, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of October 31, 1995, by correspondence with the custodian. An audit also in-cludes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presenta-tion. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and selected financial information referred to above present fairly, in all material respects, the financial position of The Tocqueville Government Fund, a series of The Tocqueville Trust as of October 31, 1995, the results of its operations, the changes in its net assets, and the selected financial information for the period then ended, in conformity with generally accepted accounting principles.

                                         /s/ McGladrey & Pullen, LLP

New York, New York
December 1, 1995

                              INVESTMENT ADVISOR
                       Tocqueville Asset Management L.P.
                                 1675 Broadway
                           New York, New York 10019
                           Telephone: (212) 698-0800
                          Telecopier: (212) 262-0154

                                  DISTRIBUTOR
                          Tocqueville Securities L.P.
                                 1675 Broadway
                           New York, New York 10019
                           Telephone: (800) 697-3863
                          Telecopier: (212) 262-0154

                           SHAREHOLDERS' SERVICING,
                         CUSTODIAN AND TRANSFER AGENT
                      State Street Bank and Trust Company
                                 P.O. Box 8507
                       Boston, Massachusetts 02266-8507
                              Telephone Toll Free
                                (800) 626-9402

                               BOARD OF TRUSTEES
                          Francois Sicart -- Chairman
                             Bernard F. Combemale
                               James B. Flaherty
                                  Inge Heckel
                            Robert W. Kleinschmidt
                             Francois Letaconnoux

                    [LOGO] The Tocqueville Government Fund

                                The Tocqueville
                                Government Fund

                                  a series of
                             The Tocqueville Trust


                                 Annual Report

                               October 31, 1995